Exhibit 8.1

May 22, 2007

Rayonier Inc.

50 North Laura Street

Jacksonville, Florida 32202

Ladies and Gentlemen:

You have requested our opinion concerning the accuracy of the tax discussion in the prospectus contained in the Registration Statement on Form S-3 filed by Rayonier Inc. (“Rayonier”), Rayonier TRS Holdings Inc. (“TRS”), and Rayonier Forest Resources, L.P. (“Forest”) with the Securities and Exchange Commission (the “SEC”) on May 22, 2007 (the “Registration Statement”), relating to the offering of:

(1)	common shares of Rayonier;

(2)	preferred shares of Rayonier;

(3)	warrants to acquire preferred or common shares of Rayonier;

(4)	debt securities of Rayonier, TRS and/or Forest; and

(5)	guarantees of the Debt Securities issued by Rayonier, TRS and/or Forest.

We have examined the Registration Statement and such other documents as we have considered necessary or appropriate for purposes of issuing our opinions. We also have received certain representations from officers of Rayonier. In rendering the opinions set forth below, we have relied upon those representations, and the information presented in the Registration Statement and other documents, without undertaking any independent verification of the accuracy or completeness of those matters.

In our review, we have assumed that each representation and all other information that we reviewed is true and correct in all material respects and will remain true and correct, that all obligations imposed by any documents on the parties have been or will be performed, that the Registration Statement and the other information fairly describes the past and expected future actions of the parties, that Rayonier has been and will be operated in a fashion consistent with the expectations described in the Registration Statement and the representations and that we will be asked to redeliver this opinion prior to the issuance of any securities pursuant to the Registration Statement based on the facts, conditions and circumstances existing on the date of such redelivery. We have not made an independent investigation of the accuracy or completeness of those matters and have assumed that the

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

Rayonier Inc. May 22, 2007 Page 2

information made available to us accurately and completely describes all material facts relevant to our opinion.

Based on the facts, assumptions and representations referred to above, and subject to the analysis, qualifications and assumptions presented under the heading “Certain Federal Income Tax Consequences” in the Registration Statement, all statements of legal conclusions contained in that section, except where noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement.

Our opinions are based on our interpretation of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations, either prospective or retroactive in application, will not adversely affect the accuracy or applicability of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service or the courts, and neither will be precluded from adopting a contrary position.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.